Exhibit 99.2

Global Partner Acquisition Corp II Closes $300 Million Upsized Initial Public Offering

New York, NY, Jan. 14, 2021 (GLOBE NEWSWIRE) -- Global Partner Acquisition Corp II (“GPAC II” or the “Company”), a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its upsized initial public offering. In the offering, with the underwriters’ over-allotment option having been fully exercised, the Company raised $300 million and sold 30,000,000 units at a price of $10.00 per unit.

The units are listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “GPACU”. Each unit consists of (i) one Class A ordinary share of the Company, (ii) one-sixth of one redeemable warrant and (iii) the contingent right to receive another one-sixth of one redeemable warrant at the time of the Company’s initial business combination, so long as the holder of that Class A ordinary share has not redeemed the share. Each whole warrant entitles the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “GPAC” and “GPACW”, respectively.

GPAC II is the second blank check company founded by the GPAC management team. GPAC I completed its business combination with Purple Innovation Inc. (“Purple”) (NASDAQ: PRPL) in 2018. Since that business combination, the GPAC team has worked closely with Purple, helping Purple achieve 55% compound average revenue growth, 13.5% adjusted EBITDA margins for the most recently reported 12 months, a greater than 300% increase in the PRPL common stock price (based on PRPL’s closing price on January 13, 2021) and full liquidity for the company’s founders. Building on that foundation of success, GPAC II is focusing its value-adding resources on its targeted, consumer-related sectors, including e-commerce and retail disruptors, food, branded products and the consumerization of healthcare, as well as certain services and technologies driving changes across these sectors. GPAC II is also the first blank check company to adopt the APEX SPAC™ structure, which more closely aligns interests among SPAC founders, SPAC investors and prospective merger partners to help drive performance and promote growth.

GPAC II’s founder, Chairman and CEO Paul Zepf, commented, “We are excited about the closing of GPAC II’s offering and appreciate the continued support of our public investor partners. We believe our demonstrated track record as long-term, constructive, value-added partners – coupled with our unique APEX SPAC™ structure – makes us a compelling merger partner for operating companies and a compelling choice for investors“. GPAC Vice Chairman Pano Anthos, founder of XRC Labs, added “I’m pleased to be working again alongside Paul and the rest of the GPAC team, and to leverage the power of the XRC Labs ecosystem and expertise for our next merger partner.”

Statements contained in this communication relating to the historical experience of our founders, GPAC I and their affiliates and investments are not predictions of, and are not necessarily indicative of, the future performance of GPAC II.

A registration statement relating to the securities became effective on January 11, 2021.

Cautionary Note Concerning Forward-Looking Statements

This communication contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering and the consummation of the initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the net proceeds will be used as indicated. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus relating to the offering, as filed with the U.S. Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements after the date of this release, except as required by law.

Contacts

Global Partner Acquisition Corp II
Paul Zepf
(917) 793-1965
paul@gpac2.com